Exhibit 1A - 12

Law Offices, Andre’ L. Ligon P.C.

Attorneys and Counselors at Law

2646 South Loop West, Ste. 380

Houston, Texas 77054

Andre’ L. Ligon	Telephone: (713) 662.2500
Attorney at Law	Facsimile: (713) 222.0252

Monday, November 20th, 2017

RE:	Opinion Concerning Common Stock Offered by Spotlight Capital Holdings, Inc. (“SLCH”), pursuant to the Regulation A Plus Exemption created by the JOBS Act

To Whom it May Concern:

This office has been retained as counsel to Spotlight Capital Holdings, Inc., a corporation organized under the laws of the State of Colorado (the “Corporation”), in connection with the issuance of twenty million ($20,000,000) dollars worth of common stock of the company pursuant to regulation A, which is contained in Section 401 of the JOBS Act.

In regards to the responsibilities required by the various authorities interested in the Regulation A offering, this firm has retained a relationship with Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Pkwy, Atlantic Highlands, NJ 07716 (hereafter referred to as “The Transfer Agent”) with phone number (732) 872-2727, Fax (732) 872-2728. The Companies’ Treasury stock is currently held by “The Transfer Agent” and currently totals 490,617,781 shares of common stock. The shares offered by the company as a result of this Regulation A Plus offering will be legally issued to the investing parties from these holdings. Total dilution of the common stock held by the company will decrease approximately 10 percentage points as a result of this offering.

As mentioned above, the issuance of twenty million US dollars ($20,000,000) of common stock, or Twenty Million (20,000,000) shares at $1.00 (One USD) per share, will be negotiated with any potential qualified investor. Section 401 of the JOBS Act (amended section 3(b) of the Securities Act of 1933 (the “Act”)), which increased the amounts that an issuer can raise under Regulation A, which is now Regulation A Plus. Pursuant to the current section 3(b)(2) of the Act, the “Corporation” can issue up to twenty million (20,000,000) dollars of its stock without registering its stock with the Securities and Exchange Commission, pursuant to section 12(b) of the Act.

In connection with the offering statement needed to apply for this exemption, this firm is of the opinion that: (i) effective upon filing and approval of the offering statement, upon which this opinion is based, the Company can issue up to twenty million ($20,000,000) dollars of its stock to investors; and (ii) the aggregate amount of common stock may be sold by the “Corporation” free of any restrictions on transfer without registration under the “Act” pursuant to an exemption from registration set forth in section 3(b)(2) of the Act.;

In connection with this opinion, this firm has examined the following:

1.      Section 3(b)(2) of the Act.

2.     The proposed offering statement of Spotlight Capital Holdings, Inc.

3.     Previous filings of Spotlight Capital Holdings, Inc., with OTC and the agency

4.     Meetings with management, concerning the objectives of the Regulation A      offering

This firm has also investigated such other matters and examined such other documents as have deemed necessary in connection with the rendering of this opinion. In examining these documents, the firm has assumed the genuineness of the signatures not witnessed, the authenticity of documents submitted as originals, and the conformity to originals as set forth in this opinion and is limited to the investigation and examinations and such other investigation as deemed necessary.

Based on the information provided and on upon examination of the documents and the law previously discussed, the following is the result:

1.      The Company qualifies as a Tier I Company pursuant to the exemptions created under Section 401 of the JOBS Act, which amended section 3(b) of the Act.

2.      The Company can raise up to Twenty Million ($20,000,000) Dollars pursuant to the exemption provided by Regulation A plus.

3.     The stock issued pursuant to this exemption shall be free from registration with the S.E.C. as permitted by amendment of the Act.

4.     The stock issued pursuant to this exemption will be free trading according to the new Section 3(b) of the Act.

5.     The stock will be legally issued by “The Transfer Agent” to investors meeting guidelines consistent with receiving securities exempted by Regulation A Plus and the offering circular. Regulation A Plus allows an issuer that qualifies to offer securities, in this case, equity securities (Common Stock) of Spotlight Capital securities Holdings, to interested accredited and some non-accredited investors. The stock at issue in this offering will be legally issued because the transactions that involve the offered securities will be exempted from registration as provided by the Securities Exchange Act of 1933. Because Spotlight qualified as an emerging growth company and qualifies to utilize Regulation A+ and the exemptions to registration, the free trading stock offered by Spotlight will be legally issued to the investors pursuant to the exemption and benefits provided by the act. Subscription Agreements will be created and executed by this firm.

Based on the above, this Firm is of the opinion that: (i) Spotlight can issue its stock in order to raise money for the Company; (ii) as of the filing date of the offering statement, which qualifies the Company for the Regulation A plus exemption, the company meets the requirements of section 3(b) of the Act. Any stock issued pursuant to the Regulation A Plus Offering Statement shall be exempt from registration requirements of section 12(b) of the Act and under the exemption set forth in the above mentioned section; and (iii) the shares of common stock may be sold or transferred by the “Corporation” free of any restrictions on transfer; and (iv) when the securities (common stock of the company) are sold, they will be fully paid and non-assessable as transferred by “The Transfer Agent”.

Any broker-dealer, any clearing firm and/or private investor are authorized to present this letter and to rely on this opinion in selling the shares of common stock and in registering transfer thereof. No other use of this opinion is authorized.

Sincerely yours, /s/ Andre’ L. Ligon Andre L. Ligon, Esq. Email: andre@andreligon.com

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